Exhibit 10.22
EMS TECHNOLOGIES, INC.
Supplemental Retirement Income Agreement
with
Don T. Scartz
          THIS SUPPLEMENTAL RETIREMENT INCOME AGREEMENT made and entered into as of this 16th day of November, 2007, by and between EMS Technologies, Inc., a Georgia corporation (“EMS” or the “Company”), and Don T. Scartz (the “Employee”).
          WHEREAS, Employee is a long-term senior management employee of EMS, whose compensation has from time to time exceeded the amounts with respect to which the Company could, under applicable Internal Revenue Service rules, set aside amounts for Employee’s retirement through its qualified Retirement Program; and
          WHEREAS, the Company wishes to provide additional amounts for Employee’s retirement, to be paid to him as provided below; and
          WHEREAS, the Company and Employee desire to enter into this Supplemental Retirement Income Agreement (the “Agreement”) to evidence the Company’s obligations to make such future payments to Employee.
          NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereto agree as follows:
ARTICLE I
BENEFITS
          1.1 Supplemental Retirement Income Account. (a) By not later than December 31, 2007, the Company shall establish, and shall thereafter maintain, a supplemental retirement income account (“Account”) in the Employee’s name on its records. Effective December 31, 2007, the Account shall be credited with the amount of $100,000. The Company shall thereafter credit to the Account interest at the rate per annum published from time to time by SunTrust Bank, Atlanta, Georgia as its prime rate for commercial customers, compounded quarterly, on the daily balance in the Account. The balance of the account at any time, after crediting with interest and subtracting payments as provided herein, is referred to herein as the “Account Balance.” The Employee’s interest in the Account Balance shall at all times be 100% vested and nonforfeitable.
          (b) Subject to Section 1.3, the Company shall pay the Employee his Account Balance in payments of $35,000 each (or the remaining Account Balance if less) commencing on January 10, 2009 and on each anniversary of such date, until his Account Balance has been paid in full.

          (c) Notwithstanding paragraph (b) above, in the event of a Change in Control of the Company, as defined in the Employee’s Officer’s Protection Agreement with the Company, then the Employee shall be entitled to receive a lump sum payment of his Account Balance within ten (10) days of the date of the Change in Control.
          1.2 Death Benefit. If Employee dies prior to the full payment of his Account Balance, his Account Balance shall thereafter be paid, on the schedule specified in paragraph (b) (or in the event a Change in Control has occurred, paragraph (c)), to such person(s) as Employee shall designate by written instrument in the form of Schedule “A” attached hereto. Employee shall have the right to change the designated recipient(s) of this payment by delivering to the Company prior to his death an amended and updated designation in the form of Schedule “A.” In the event Employee shall fail to designate a recipient prior to his death in the manner described above, or if all such designations previously received by the Company have been revoked by Employee under a written revocation delivered to the Company prior to Employee’s death, the payment shall be made to Employee’s surviving spouse, or if Employee dies without a spouse surviving him, then to the duly qualified executor or administrator of Employee’s estate. Any person other than Employee who is to receive or who receives benefits under this Agreement is herein referred to as a “designated recipient(s).”
          1.3 Conformance with Section 409A.
          The Company shall have the authority to delay the commencement of all or a part of the payments to Employee under this Agreement if Employee is a “key employee” of the Company (as determined by the Company in accordance with procedures established by the Company that are consistent with Section 409A) to a date which is six months after the date of separation from service (and on such date the payments that would otherwise have been made during such six-month period shall be made) to the extent (but only to the extent) such delay is required under the provisions of Section 409A to avoid imposition of additional income and other taxes, provided that the Company and Employee agree to take into account any transitional rules and exemption rules available under Section 409A.
          This Agreement shall be operated in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Any action that may be taken (and, to the extent possible, any action actually taken) by the Administrator or the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of such Section 409A. Any provision in this Agreement that is determined to violate the requirements of such Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Agreement in accordance with such Section 409A that is not expressly set forth shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision were expressly set forth.
ARTICLE II
UNFUNDED OBLIGATIONS
          The Company’s obligations under this Agreement shall be unfunded and unsecured promises to pay the benefits provided for hereunder. The Company shall not be obligated to set aside the Account Balance in a “rabbi trust,” nor shall it establish any other trust or payment mechanism that would result in taxable income to the Employee prior to the actual payment to him or his designated recipient.
          The rights of Employee, any designated recipient of Employee or any other person claiming through Employee under this Agreement, shall be solely those of an unsecured general creditor of the Company. Employee, any designated recipient of Employee or any other person claiming through Employee, shall only have the right to receive from the Company those payments that are specified under this Agreement. Employee agrees that he, his designated recipient(s) or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Company.
ARTICLE III
INDEPENDENCE OF BENEFITS
          The benefits payable under this Agreement shall be independent of, and in addition to, any other benefits or compensation payable by the Company to Employee, whether as salary, bonus or otherwise. This Agreement does not involve a reduction in salary or a foregoing of an increase in future salary by Employee and does not in any way affect or reduce the existing and future compensation and other benefits of Employee.
ARTICLE IV
EMPLOYMENT RIGHTS
          This Agreement shall not be deemed to constitute a contract of employment between the Company and Employee and shall not create any rights in Employee to continue in the Company’s employ for any specific period of time or any other rights in Employee or obligations on the part of the Company, except as are expressly set forth herein. No provision of this Agreement shall restrict the right of the Company to discharge Employee, with or without cause, or restrict the right of Employee to terminate his employment with the Company.
ARTICLE V
NONALIENATION OF BENEFITS
          No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of Employee or his designated recipient(s). If Employee or any such recipient shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit hereunder, then such right or benefit shall, in the discretion of the Board of Directors of the Company, cease and terminate, and in such event, the Company may hold or apply same or any part thereof for the benefit of Employee or his designated recipient(s), his spouse, children or other dependents, or any of them, in such manner and in such proportion as the Board of Directors of the Company may deem proper under the then existing circumstances.

ARTICLE VI
AGREEMENT BINDING ON SUCCESSORS
          This Agreement is solely between the Company and Employee, and Employee and his designated recipient(s) shall have recourse only against the Company and its successors and assigns for enforcement hereof. This Agreement will be binding upon Employee’s designated recipient(s), heirs and personal representatives and upon the successors and assigns of the Company.
ARTICLE VII
ADMINISTRATOR AND CLAIMS PROCEDURE
          7.1 Administrator. The Administrator under this Agreement is the Company. The business address and telephone number of the Administrator under this Agreement are: EMS Technologies, Inc., ATTN: General Counsel, telephone number: 770-263-9200.
          7.2 Claims Procedure. Benefits shall be paid in accordance with the provisions of this Agreement. The Administrator shall make all determinations as to the right of Employee or any other person to a benefit under this Agreement, and any requests for such a benefit must be made in writing mailed or delivered to the Administrator. If such a request is wholly or partially denied, notice of the decision shall be mailed to the claiming person no later than 60 days after the receipt of the request by the Administrator. The claim review procedure is available upon written request by the claimant to the Administrator within 30 days after receipt by the claimant of written notice of the denial of the claim and includes the right to examine pertinent documents and submit issues and comments in writing to the Administrator. The decision on review will be in writing and will be made within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days. The Administrator shall have the exclusive discretionary authority to make all determinations relating to the Employee’s rights to benefits hereunder, but such authority shall not affect or reduce Employee’s right to receive such benefits or to enforce such rights by judicial action in a court of appropriate jurisdiction.
ARTICLE VIII
GENERAL PROVISIONS
          8.1 Any and all notices or any other communication provided for herein shall be given in writing personally or by registered or certified mail, postage prepaid, which shall be addressed in the case of the Company to the Administrator at the address specified in Section 7.1 hereof, and in the case of Employee or his designated recipient(s), to the business or residence address of such person last known to the Company (if mailed, the second business day after the date of mailing shall constitute the date such notice or other communication is given).
          8.2 This Agreement contains the entire agreement between the parties hereto relating to the matters provided herein, and no agreement not expressly contained herein shall be of any force or effect. This Agreement shall not be modified or amended in any manner except by an instrument in writing executed by the parties. This Agreement shall be governed, construed and enforced in accordance with applicable Federal law and, where such law is not applicable, by Georgia law. Its provisions are severable, and the validity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.
          8.3 For purposes of this Agreement, Employee shall be considered as being employed by the Company if he is employed by any corporation controlled by the Company (such as a subsidiary or a subsidiary of a subsidiary) or a corporation which is a successor of the Company.
          8.4 If all or any part of any payment to Employee (or his beneficiaries) becomes liable for the payment of any income, estate, inheritance or other tax which the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any amounts due hereunder.
          IN WITNESS WHEREOF, the parties hereto have caused this amended and restated Agreement to be duly executed the day and year first above written.

EMS TECHNOLOGIES, INC.

Attest:

/s/ William S. Jacobs	By:	/s/ Paul B. Domorski

Secretary (CORPORATE SEAL)		Title:	President and CEO

		/s/ Don T. Scartz		(L.S.)

Don T. Scartz

SCHEDULE “A”
Designation of
Death Benefit Recipient
          I, Don T. Scartz, request that the Company show on its records that I have designated                                          as the primary designated recipient(s), and                                           and                                          as the secondary designated recipient(s) of the death benefit payable under Section 1.2 of my Supplemental Retirement Income Agreement with the Company dated November      , 2007, and that the Company pay such death benefit to the above designated recipient(s) as provided under the terms of such Agreement.
          The above secondary designated recipient(s), if any, shall receive the above-described payments only if none of my primary designated recipient(s) is living at the time such payments are to commence.
          You are instructed to retain the above designated recipient(s) on your records until such time as you receive a new “Designation of Death Benefit Recipient” form from me which changes this Designation. If I have previously filed a Designation of this kind, it is hereby revoked and this Designation shall take its place.

(Employee’s Signature)

(Date)

Received By Company:

Name	Date